Exhibit 10.1

RETENTION AGREEMENT

Francesca’s Services Corporation, a Texas corporation (the “Company”), and Kelly Dilts, an individual (“Executive”), hereby enter into this Retention Agreement (this “Agreement”) as of April 1, 2019 (the “Effective Date”).

WHEREAS, the Company has announced that it is conducting a review of strategic alternatives; and

WHEREAS, the Company deems Executive integral to the Company’s strategic alternative review process;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained below, the parties agree as follows:

1.       Retention Payment. In order to provide additional incentive for Executive to remain in the employ of the Company following the Effective Date, the Company agrees to pay Executive the amount of Three Hundred Eighty Thousand and 00/100 Dollars ($380,000.00) if (i) Executive is still employed by the Company or a successor-in-interest on the first anniversary of the Effective Date (the “Service Date”) or (ii) Executive’s employment has been terminated by the Company or its successor-in-interest to its stock (or the stock of its ultimate parent) or assets without Good Cause, or by Executive with Good Reason, prior to the Service Date (the date of such termination, the “Termination Date”). Such payment shall be payable on the earlier to occur of the Service Date and the Termination Date, and for the avoidance of doubt shall not be payable if neither the Service Date nor the Termination Date occurs. For purposes of this Agreement, (a) the Company shall be deemed to have “Good Cause” to terminate Executive’s employment if Executive is terminated based on Executive’s dishonesty, unlawfulness, insubordination or willful or grossly negligent misconduct or pursuant to a “for cause” termination provision in any applicable employment agreement between Executive and the Company or Executive refuses to obey a lawful directive of Executive’s supervisor and fails to correct such refusal within a reasonable time after receipt of written notice from the Company; and (b) Executive shall be deemed to have “Good Reason” to terminate his or her employment with the Company voluntarily if Executive’s base compensation is reduced and/or if Executive is asked or required to relocate more than fifty (50) miles from Executive’s place of employment on the Effective Date.

2.       Exclusive Services Agreement. In consideration of the Company’s obligations under this Agreement and other compensation payable to Executive during the term of Executive’s employment with the Company, Executive agrees that Executive shall continue to diligently perform his or her duties for the Company after the Effective Date. Executive will not engage in any other employment during the term of Executive’s employment with the Company, without the specific written consent of the Company.

3.       Assignment. This Agreement is binding upon and will inure to the benefit of any successor-in-interest to the stock or assets of the Company (or the stock or assets of the Company’s ultimate parent).

4.       Confidentiality. Executive agrees that Executive will maintain the confidentiality of and not disclose the terms and conditions and existence of this Agreement to any person or entity other than Executive’s attorney, accountant, financial advisor or immediate family member. Any person or entity to whom this Agreement is disclosed pursuant to this Section 4 will be advised of and agree to comply with the terms of Executive’s confidentiality obligations hereunder. Breach of this Section 4 shall result in Executive’s forfeiting all amounts due to Executive pursuant to this Agreement.

5.       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to Executive at Executive’s address as it appears on the records of the Company or addressed to the Company at its principal office at 8760 Clay Road, Houston, Texas 77080. Either party may change the address at which notice shall be given by written notice given in the above manner.

6.       Governing Law. This Agreement shall be governed as to its validity and effect by the laws of the State of Texas without regard to principles of conflict of laws.

7.       Miscellaneous. This instrument constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof. This Agreement may be modified, amended or waived only by written instrument executed by both parties. Should any valid federal or state law be found to affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law and otherwise this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“EXECUTIVE”

/s/ Kelly Dilts
Kelly Dilts

“COMPANY”
Francesca’s Services Corporation

By:	/s/ Michael Prendergast
	Name:	Michael Prendergast
	Title:	Interim Chief Executive Officer

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